                                                                      Exhibit 23


                       Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of Cambridge Technology Partners (Massachusetts), Inc. on Form S-8 (File Nos. 33-70114, 33-87710, 33-93054, 33-93056, 333-09709 and 33-99672) and on Form S-3
(File Nos. 333-43127, 33-96838, 333-16165 and 333-17347) of our reports dated
February 2, 1998, on our audits of the consolidated financial statements and financial statement schedule of Cambridge Technology Partners (Massachusetts), Inc. as of December 31, 1997 and 1996, and for each of the years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.
Boston, Massachusetts
March 27, 1998